Exhibit 99.1

NEWS RELEASE for November 10, 2005

Contact:	Allen & Caron Inc	World Fuel Services Corporation
	Michael Mason (Investors)	Robert S. Tocci, CFO & EVP
	michaelm@allencaron.com	btocci@wfscorp.com
	(212) 691-8087	(305) 428-8000
or
Len Hall (Media)
len@allencaron.com
(949) 474-4300

WORLD FUEL SERVICES CORPORATION ANNOUNCES CANCELLATION OF CONFERENCE CALL AND FILING OF FORM 12b-25 REQUESTING EXTENSION OF TIME TO FILE ITS QUARTERLY REPORT ON FORM 10-Q. EXPECTS TO REPORT STRONG RESULTS.

MIAMI, FLORIDA, November 10, 2005 — World Fuel Services Corporation (NYSE: INT), today announced that it will file a Form 12b-25 (Form NT 10-Q) with the Securities and Exchange Commission to obtain a 5-day extension for the filing of its Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2005. The Company was unable to meet the filing deadline because it is still in the process of preparing its financial statements, due to, among other things, delays caused by Hurricane Wilma. World Fuel also announced that its conference call, previously scheduled for November 10 at 11 A.M. ET, would be delayed until after the filing of the Quarterly Report. The Company believes that it will be able to file the Quarterly Report on or prior to November 14, 2005.

“We regret that we were unable to meet the filing deadline,” said Paul Stebbins, Chairman and Chief Executive Officer. “However, we expect to report strong results for the quarter and nine months ended September 30, 2005, with significantly increased revenues and earnings over the comparable periods in 2004.”

About World Fuel Services Corporation

Headquartered in Miami, Florida, World Fuel Services Corporation is a global leader in the downstream marketing and financing of aviation and marine fuel products and related services. As the marketer of choice in the aviation and shipping industries, World Fuel Services provides fuel and services at more than 2,500 airports and seaports worldwide. With 43 offices strategically located throughout the world, World Fuel Services offers its customers a value-added outsource service for the supply, quality control, logistical support and price risk management of marine and aviation fuel.

The Company’s global team of market makers provides deep domain expertise in all aspects of marine and aviation fuel management. World Fuel Services’ aviation customers include commercial, passenger and cargo operators as well as corporate clientele. The Company’s marine customers include premier blue-chip companies from all segments of the market. For more information, call (305) 428-8000 or visit www.worldfuel.com.

With the exception of historical information in this news release, this document includes forward-looking statements that involve risks and uncertainties, including, but not limited to, quarterly fluctuations in results, the management of growth, fluctuations in world oil prices or foreign currency, major changes in political, economic, regulatory, or environmental conditions, the loss of key customers, suppliers or key members of senior management, uninsured losses, competition, credit risk associated with accounts and notes receivable, and other risks detailed from time to time in the Company’s Securities and Exchange Commission filings. Actual results may differ materially from any forward-looking statements set forth herein.